news release

John Bernbach Appointed to Omnicare's Board of Directors

CINCINNATI, February 27, 2013 - Omnicare, Inc. (NYSE:OCR), today announced the appointment of experienced operating executive John Bernbach to its Board of Directors.
“We are pleased to welcome John to Omnicare's Board of Directors,” said James D. Shelton, Omnicare's Chairman of the Board. “John is a highly accomplished executive who brings to the board a broad range of management expertise. We believe Omnicare's shareholders will benefit from his unique perspective and operational expertise.”

Throughout his career, Mr. Bernbach has developed profitable media ventures in the United States and abroad. He is a Founder and President of Engine USA, which is a subsidiary of The Engine Group, Ltd., one of the U.K.'s largest independent marketing and communications company. In addition, Mr. Bernbach was Co-founder, President and Chief Operating Officer of NTM Inc. (Not Traditional Media), a marketing and media advisory firm created in 2003. Prior to that, he was Chairman and CEO of The Bernbach Group, an executive management consulting business.

From 1995 to 2000, Mr. Bernbach served as Director, then CEO and Chairman of North American Television, a joint venture between the Power Corporation of Canada and the Canadian Broadcasting Company. Twenty-seven of his 33 years in the advertising business were spent at Doyle Dane Bernbach, including eight years as President/COO of DDB Needham Worldwide, where he was responsible for leading Doyle Dane Bernbach's merger with Needham Harper Worldwide and BBDO to create the Omnicom Group.

Mr. Bernbach currently serves on the boards of Great-West Life & Annuity Insurance Company, Great-West Life & Annuity Insurance Company of New York, Putnam Investments LLC, Cellfish Media, Lela.com and Casita Maria, a non-profit center for the arts and education serving Hispanic youth.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Cincinnati, Ohio, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.
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Contact:

Media:
Ed Loyd
(513) 719-0808
ed.loyd@omnicare.com

Investors:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com